Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-211217) and related Prospectus of Barracuda Networks, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated May 3, 2016, with respect to the consolidated financial statements and schedule of Barracuda Networks, Inc. included in its Annual Report (Form 10-K) for the year ended February 29, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

July 18, 2016